Exhibit 99.4

LETTER TO CLIENTS

Offer by

INVITAE CORPORATION

to Exchange

Each Outstanding Series F Warrant of

COMBIMATRIX CORPORATION

for Shares of Common Stock

of

INVITAE CORPORATION

THE EXCHANGE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, AT THE END OF                 , 2017, UNLESS THE EXCHANGE OFFER IS EXTENDED. SERIES F WARRANTS OF COMBIMATRIX CORPORATION TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

            , 2017

To Our Clients:

Enclosed for your consideration are the prospectus/offer to exchange, dated                , 2017 (the “Prospectus”) of Invitae Corporation, a Delaware corporation (“Invitae”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Exchange Offer”) in connection with the offer by Invitae to exchange each outstanding Series F warrant (the “CombiMatrix Series F Warrants”) to acquire one share of common stock of CombiMatrix Corporation (“CombiMatrix”) validly tendered and not withdrawn in the offer, for 0.3056 of a share of Invitae common stock.

We (or our nominees) are the holder of record of CombiMatrix Series F Warrants held by us for your account. A tender of such CombiMatrix Series F Warrants can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender CombiMatrix Series F Warrants held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the CombiMatrix Series F Warrants held by us for your account pursuant to the terms and conditions set forth in the Exchange Offer.

Your attention is directed to the following:

1.	The consideration for each Series F Warrant to acquire one share of common stock is 0.3056 of a share of Invitae common stock (the “Warrant Exchange Ratio”). The Warrant Exchange Ratio was calculated as the quotient (rounded to the nearest ten-thousandth) obtained by dividing $2.90 by the average closing price of $9.491 for shares of Invitae common stock on the NYSE for the immediately preceding period of 30 trading days prior to July 31, 2017, the date of the Agreement and Plan of Merger by and among Invitae, Coronado Merger Sub, Inc. (“Merger Sub”), and CombiMatrix (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into CombiMatrix, with CombiMatrix surviving the merger as a wholly-owned subsidiary of Invitae.

2.	The Exchange Offer is being made for all outstanding CombiMatrix Series F Warrants.

3.	The Exchange Offer and withdrawal rights will expire at 12:00 midnight, New York time, at the end of , 2017, unless the Exchange Offer is extended (as extended, the “Expiration Date”) .

4.	The Exchange Offer is conditioned upon, among other things, there having been validly tendered, and not withdrawn prior to the Expiration Date, a number of CombiMatrix Series F Warrants that constitutes at least 90% of the CombiMatrix Series F warrants outstanding immediately prior to the date of the Merger Agreement. Other conditions to the Exchange Offer are described in the Prospectus. See the section of the Prospectus entitled “The Offer — Conditions of the Offer.”

5.	Tendering holders may receive Invitae common stock at different times depending upon when certificates evidencing the CombiMatrix Series F Warrants or book-entry confirmations with respect to the CombiMatrix Series F Warrants and all other required documents are actually received by the American Stock Transfer & Trust Company, LLC (the “Exchange Agent”). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE SHARES OF INVITAE COMMON STOCK OR ANY CASH PAID IN LIEU OF FRACTIONAL SHARES THAT INVITAE PAYS IN THE EXCHANGE FOR THE COMBIMATRIX SERIES F WARRANTS, REGARDLESS OF ANY EXTENSION OF THE EXCHANGE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

6.	Any transfer taxes applicable to the transfer and sale of the CombiMatrix Series F Warrants to Invitae pursuant to the Exchange Offer will be paid by Invitae, except as otherwise provided in the Prospectus and the related Letter of Transmittal.

The Exchange Offer is being made only by the Prospectus and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of CombiMatrix Series F Warrants. Invitae is not aware of any state where the making of the Exchange Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Invitae becomes aware of any valid state statute prohibiting the making of the Exchange Offer or the acceptance of the CombiMatrix Series F Warrants pursuant thereto, Invitae will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Exchange Offer. If, after such good faith effort, Invitae cannot comply with such state statute, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of CombiMatrix Series F Warrants in such state. In any jurisdiction where the securities, “blue sky” or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on Invitae’s behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the CombiMatrix Series F Warrants held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your CombiMatrix Series F Warrants, all such CombiMatrix Series F Warrants will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO THE

Offer by

INVITAE CORPORATION

to Exchange for

Each Outstanding Series F Warrant of

COMBIMATRIX CORPORATION

for Shares of Common Stock

of

INVITAE CORPORATION

The undersigned acknowledge(s) receipt of your letter, the enclosed prospectus/offer to exchange, dated                , 2017 (the “Prospectus”), and the related Letter of Transmittal (which, together, as amended, supplemented or modified from time to time, constitute the “Exchange Offer”) in connection with the offer by Invitae Corporation, a Delaware corporation (“Invitae”), to exchange for each outstanding Series F warrant (the “CombiMatrix Series F Warrants”) to acquire one share of common stock of CombiMatrix Corporation (“CombiMatrix”) validly tendered and not withdrawn in the offer, for 0.3056 of a share of Invitae common stock.

This will instruct you to tender to Invitae the number of CombiMatrix Series F Warrants indicated below (or if no number is indicated below, all CombiMatrix Series F Warrants which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Exchange Offer.

Number of Warrants to be Tendered:*

Account No.:

Signature(s):

(Sign Here)

Dated:

Print Name(s):

Address(es):

Area Code and Telephone Number:

Tax Identification or Social Security Number:

*	Unless otherwise indicated, it will be assumed that you instruct us to tender all CombiMatrix Series F Warrants held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT OR INVITAE.

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